Exhibit 10.26

Nektar Therapeutics
201 Industrial Road
San Carlos, California 94070
December 1, 2008
Mr. Howard W. Robin
c/o Nektar Therapeutics
201 Industrial Road
San Carlos, California 94070
Dear Howard,
This letter agreement supersedes the offer letter agreement you entered into with Nektar Therapeutics (“Nektar” or the “Company”) on January 5, 2007 and any other understandings and agreements, written or oral, between you and the Company with respect to the subject matter herein and is made effective as of the date set forth above. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Company’s Change of Control Severance Benefit Plan, as it may be amended from time to time (the “COC Plan” a copy of which is included herein).
As President and Chief Executive Officer, you shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation of the size and nature of Nektar. You shall report directly to the Board. The Chairman of the Board shall be a non-executive chairman. Your principal place of employment will be 201 Industrial Road, San Carlos, CA.
Your annual cash compensation will consist of two components: base salary and an annual performance bonus. Your base salary will be $680,000 on an annual basis and paid in accordance with Nektar’s regular payroll schedule. Your annual performance bonus target each year will be at least 65% of your annual base salary (“Target Annual Bonus”). Your base salary and Target Annual Bonus shall be subject to an annual performance review by the Board for appropriate upward adjustment. The actual amount of your annual performance bonus will range from 0% to 200% of the Target Annual Bonus based on the Board’s assessment of your achievement of a combination of corporate and personal objectives agreed upon by you and the Board at the beginning of each annual performance period. Your annual performance bonus for a particular year will be paid not later than March 15 of the following year.
You will be eligible for annual equity awards, in the sole discretion of the Board, based on the Board’s review of your individual performance and annual equity compensation levels of non-founder chief executive officers of comparator companies as analyzed by a reputable, nationally-recognized, independent compensation consultancy firm.
You will also be eligible to participate in Nektar’s executive benefits program including medical, dental and vision insurance, term life insurance, 401(k), the flexible health spending plan, short & long-term disability upon the terms specified in those plans, and the COC Plan.

Your employment is by continued mutual agreement and may be terminated at will with or without cause by either you or Nektar at any time with or without advanced notice.
In the event that your employment terminates due to your death or Disability (as defined in the Company’s 2000 Equity Incentive Plan), (a) 50% of the then-unvested portion of any outstanding stock options granted to you by the Company will automatically vest in the event of your Disability (with the remainder of such unvested portion terminating immediately thereafter), and 100% of the then-unvested portion of any outstanding stock options granted to you by the Company shall automatically vest in the event of your death, (b) Nektar will pay to you or your estate, as applicable, all unreimbursed expenses, all of your then accrued but unpaid base salary, and your target bonus prorated for the portion of the last year in which you were employed by Nektar prior to death or Disability, and (c) you and your dependents shall be entitled to continued medical, dental, and vision insurance, at your or their expense, at the same level of coverage as was provided to you and your dependents under Nektar’s insurance and benefits plans immediately prior to the termination by electing COBRA continuation coverage in accordance with applicable law.
In the event your employment is terminated for reasons not related to a Change of Control (a) by the Company without Cause, or (b) by you for a Good Reason Resignation, then you and the Company will meet in good faith to discuss the terms of an appropriate separation. In any event, at a minimum, the Company will enter into a severance arrangement with you which will include the following: (i) a fully effective mutual waiver and release in such form as the Company may reasonably require, (ii) a cash severance payment equal to your total annual cash compensation target (defined as your current monthly base salary annualized for 12 months, plus your then effective bonus target multiplied by the expected pay-out percentage used by the Company for its GAAP financial statements in the previous calendar quarter, but not to exceed 100%), payable in accordance with the severance payment schedule described in Section 4.2 of the COC Plan (including, without limitation and as applicable, the six-month delay for payments to “specified employees” as set forth in such section), (iii) the exercise period for any stock options granted to you by the Company that are outstanding and vested as of your termination date shall be 18 months following the termination date (subject to earlier termination at the end of the option term or in connection with a change in control of the Company in accordance with the applicable option plan and agreement), and (iv) the Company shall pay all applicable COBRA payments for you and your family for one year after the termination date (such payments shall cease in the event that you become eligible for comparable benefits with another employer).
Any reimbursements pursuant to the foregoing provisions of this offer letter shall be made in accordance with the Company’s reimbursement policies, practices and procedures in effect from time to time and shall be paid as soon as reasonably practicable and in all events not later than the end of the calendar year following the year in which the related expense was incurred. Your rights to reimbursement hereunder are not subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other year.

The terms, compensation and benefits set forth in this letter, which shall be governed by California law, without reference to principles of conflicts of laws, may not be reduced without your prior written consent and shall be binding upon and inure to the benefit of (a) your heirs, executors, and legal representatives upon your death and (b) any person or entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or a majority of the assets, business, capital stock, or voting stock of the Nektar. Any such person or entity shall be deemed substituted for the Nektar under this letter for all purposes.
Howard, on behalf of the Board, I am delighted at the prospect of your continued leadership at Nektar as the President and Chief Executive Officer.

Sincerely,

/s/ Michael A. Brown
Michael A. Brown
Chairman, Organization and Compensation Committee of the Board of Directors

AGREED AND ACCEPTED:

/s/ Howard W. Robin
Howard W. Robin

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